Registration No. 333-41793
                                              Filed pursuant to Rule 424 (b) (3)

Pricing Supplement No. 9 dated June 1, 1998 to Prospectus Supplement dated February 17, 1998 and
Prospectus dated January 21, 1998
(collectively, the "Prospectus")

                                ALBERTSON'S, INC.

                           Medium-Term Notes, Series C

         This Pricing Supplement relates to $150,000,000 aggregate principal amount of Fixed Rate Book-Entry Medium-Term Notes, Series C, due June 1, 2028, (the "Notes") of Albertson's, Inc. (the "Company"). The Company has agreed to sell to each of Goldman, Sachs & Co., J. P. Morgan Securities, Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, each of which has severally agreed to purchase, as principal, an equal portion of the principal amount of the Notes, at a discount of 0.875%. Net proceeds to the Company, before deduction of expenses payable by the Company, will be $148,242,000.

Principal Amount:                                        $150,000,000
Interest Rate:                                           6.625%
Stated Maturity:                                         June 1, 2028
CUSIP Number:                                            01310QDB8
Interest Payment Dates:                                  December 1 and June 1
Regular Record Dates:                                    November 15 and May 15
Optional Repayment Date(s):                              Not Applicable
Repayment Price:                                         Not Applicable
Regular Redemption:                                      Not Applicable
Initial Redemption Date:                                 Not Applicable
Initial Redemption Price:                                Not Applicable
Premium Reduction Amount:                                Not Applicable
Make-Whole Premium Redemption:                           Not Applicable
Settlement Date:                                         June 3, 1998
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Goldman, Sachs & Co.
                              J. P. Morgan & Co.
                                                          Merrill Lynch & Co.